ServiceNow CFO Mike Scarpelli To Leave Company in Q3 2019

Santa Clara (May 2, 2019) - ServiceNow (NYSE:NOW) today announced that Chief Financial Officer Mike Scarpelli plans to leave the company in the third quarter of 2019, following the release of the company’s second quarter earnings. The company has initiated a search for his successor.

“Mike has been an exceptional chief financial officer and customer-focused leader in his eight years at ServiceNow, and he has been a strong partner to me during my first two years as CEO,” said John Donahoe, ServiceNow President and Chief Executive Officer. “Mike is well-respected by our employees, customers, and investors, and he will leave many friends at ServiceNow. We wish him much success.”

Scarpelli joined ServiceNow in 2011 when the company had roughly 400 employees and approximately $100 million in annual revenue. In 2012, he helped to lead the company’s highly successful IPO, and has since seen the company grow to more than $2.6 billion in annual revenue, with more than 5,400 enterprise customers worldwide and 8,600 employees.

“Being part of the ServiceNow journey has absolutely been one of the best experiences of my career,” Scarpelli said. “This is an extraordinary company, and I couldn’t be more confident in ServiceNow’s opportunity to become a $10 billion company. That’s why I felt this is the right time for me to find my ‘next ServiceNow,’ and return to doing what I love most - scaling innovative start-ups into successful companies.”

About ServiceNow

ServiceNow (NYSE: NOW) is making the world of work, work better for people. Our cloud‑based platform and solutions deliver digital workflows that create great experiences and unlock productivity for employees and the enterprise. For more information, visit: www.servicenow.com.

© 2019 ServiceNow, Inc. All rights reserved. ServiceNow, the ServiceNow logo, Now, Now Platform, and other ServiceNow marks are trademarks and/or registered trademarks of ServiceNow, Inc. in the United States and/or other countries. Other company names, product names, and logos may be trademarks of the respective companies with which they are associated.

Contacts
Penny Bruce
408-893-0601
penelope.bruce@servicenow.com